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                                EMPLOYMENT AGREEMENT


     This Agreement, effective January 1, 1999, is among Western Staff Services
(USA), Inc., a California corporation ("Western"), Western Staff Services, Inc. ("WSS"), a Delaware corporation, and Michael K. Phippen ("Phippen"). Western and Phippen agree to the following terms and conditions of employment and WSS and Phippen agree to the following grant of stock options.


1.  Period of Employment.

(a) Basic Term. Western shall continue to employ Phippen to render services to Western in the position and with the duties and responsibilities described in
Section 2 for the period (the "Period of Employment") commencing on the effective date of this Agreement and ending upon the earlier of (i) December 31, 2003 (the "Term Date"), as, and to the extent, extended under Section 1(b); or
(ii) the date upon which the Period of Employment is terminated in accordance with Section 4.

(b) Renewal. The parties agree that no later than the end of the fourth (4th) year of this agreement, they will enter into discussions regarding possible extension of the period of employment provided for herein. Nothing stated in this Agreement or represented orally or in writing to either party shall create an obligation to renew this Agreement.


2.  Position and Responsibilities.

(a) Position. As of the effective date of this Agreement, Phippen accepts employment with Western as its President and Chief Executive Officer and shall perform all services appropriate to that position, as well as such other services as may be reasonably required by Western's Board of Directors. Phippen shall devote his best efforts and full-time attention to the performance of his duties. Phippen shall be subject to the direction of Western, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered. Phippen shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

(b) Other Activity. Except upon the prior written consent of Western, Phippen (during the Period of Employment) shall not (i) accept any other employment; or
(ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Western, that might create a conflict of interest with Western, or that otherwise might interfere with the business of Western, or any Affiliate. An "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Western.


3.  Compensation and Benefits.

(a) Compensation. In consideration of the services to be rendered under this Agreement, Western shall pay Phippen Three Hundred Seventy-Five Thousand Dollars ($375,000) per year, payable pursuant to the procedures regularly established, and as they may be amended, by Western in its sole discretion, during the Period of Employment. All compensation and comparable payments to be paid to Phippen under this Agreement shall be less withholdings required by law.


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(b)  Stock Options.  On the first day of each of the four (4) fiscal years commencing after October 30, 1999, Phippen shall receive a stock option for One Hundred Thousand (100,000) shares of WSS common stock, provided that he is employed by Western on the first day of the applicable fiscal year, as follows: October 31, 1999, October 29, 2000, November 4, 2001 and November 3, 2002 for fiscal years 2000, 2001, 2002 and 2003 respectively. The exercise price per share for each of these stock option grants shall be the average of the fair market value per share of WSS common stock (Nasdaq National Market closing price) on the first and last trading days of the fiscal year completed immediately prior to the grant date of the option. Phippen's stock options shall not be exercisable until two (2) years from the last day of the fiscal year for which they were granted; provided, however, that in the event Phippen's employment is terminated by Western without Cause pursuant to
Section 4(a), below, the vesting of each outstanding and issued stock option referred to in this Section 3(b) shall accelerate and such stock options shall be fully vested and exercisable with respect to all the shares subject to such stock options in accordance with the terms of the written agreements evidencing such stock options.

(c) Benefits. Phippen shall be entitled to vacation leave of four (4) weeks per year, subject to Western's policies with respect to maximum annual accruals. As Phippen becomes eligible, he shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Western's policies and generally made available to similarly situated employees of Western. The amount and extent of benefits to which Phippen is entitled shall be governed by the specific benefit plan, as amended. Phippen also shall be entitled to any benefits or compensation tied to termination as described in
Section 4.

(d) Expenses. Western shall reimburse Phippen for reasonable travel and other business expenses incurred by Phippen in the performance of his duties, in accordance with Western's policies, as they may be amended in Western's sole discretion.


4.  Termination of Employment.

(a) By Employer Not For Cause. At any time, Western may terminate Phippen for any reason, without Cause (as defined in Paragraph 4(b) below), by providing Phippen ninety (90) days' advance written notice. Western shall have the option, in its complete discretion, to terminate Phippen at any time prior to the end of such notice period, provided Western pays Phippen all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Phippen would have earned through the balance of the above notice period. In addition, if Phippen's employment is terminated pursuant to this
Section 4(a), he shall also be paid one half (1/2) of the salary payments remaining under the term of this Agreement, up to a maximum payment of one (1) year's salary. The salary payments provided for herein shall be paid on a monthly basis over the twelve (12) month period following the termination date, provided that if Phippen does not comply with the provisions of Section 5(c) of this Agreement, Westerns' obligation to continue to make salary payments under this section shall cease immediately. Thereafter, all of Western's obligations under this Agreement shall cease.

(b) By Employer For Cause. At any time, and without prior notice, Western may terminate Phippen for Cause (as defined below). Western shall pay Phippen all compensation then due and owing; thereafter, all of Western's obligations under this Agreement shall cease. Termination shall be for "Cause" if Phippen: (i) acts in bad faith and to the detriment of Western; (ii) refuses or fails to act in accordance with any Western policy or any specific direction or order of Western; (iii) exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, dishonesty,


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habitual neglect, or incompetence; (iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; or (v) breaches any material term of this Agreement.

(c) By Employee. At any time, Phippen may terminate his employment for any reason by providing Western ninety (90) days' advance written notice. Western shall have the option, in its complete discretion, to make Phippen's termination effective at any time prior to the end of such notice period, provided Western pays Phippen all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Phippen would have earned through the balance of the above notice period, not to exceed ninety (90) days; thereafter, all of Western's obligations under this Agreement shall cease.

(d) Change in Employer Status. To the extent permitted by law, Western, in its sole discretion, may terminate the Period of Employment (in which case all of Western's obligations under this Agreement shall cease after payment of all compensation due and owing, such as accrued vacation, earned but unpaid salary, and expense reimbursements, if any) upon any formal action of Western's Board of Directors to terminate Western's existence or otherwise wind up its affairs, to sell all or substantially all of its assets, or to merge with or into another entity.

(e)  Termination Obligations.

   (i) Phippen agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Phippen in the course of or incident to his employment, belongs to Western and shall be returned promptly to Western upon termination of the Period of Employment.

   (ii) All benefits to which Phippen is otherwise entitled shall cease upon Phippen's termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Western.

   (iii) Upon termination of the Period of Employment, Phippen shall be deemed to have resigned from all offices and directorships then held with Western or any Affiliate.

   (iv) The representations and warranties contained in this Agreement and Phippen's obligations under this Section 4(e) on Termination Obligations and
Section 5 on Proprietary Information shall survive the termination of the Period of Employment and the expiration of this Agreement.

   (v) Following any termination of the Period of Employment, Phippen shall fully cooperate with Western in all matters relating to the winding up of pending work on behalf of Western and the orderly transfer of work to other employees of Western. Phippen shall also cooperate in the defense of any action brought by any third party against Western that relates in any way to Phippen's alleged acts or omissions while employed by Western.


5.  Proprietary Information.

(a) Defined. "Proprietary Information" is all information, confidential data, trade secrets and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Western, or any Affiliate, or its employees, clients, consultants, or business associates, which was produced by any


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employee of Western in the course of his or her employment or otherwise produced or acquired by or on behalf of Western, including, but not limited to customers' and employees' names, addresses and telephone numbers, bill and pay rates, employees' pay and skills, other statistical information, sales techniques, methods of operation, advertising materials, forms and operating manuals. All Proprietary Information not generally known outside of Western, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." Phippen should consult any Western procedures instituted to identify and protect certain types of Confidential Information, which are considered by Western to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

(b) General Restrictions on Use. During the Period of Employment, Phippen shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Western and as is necessary to carry out his responsibilities under this Agreement. Following termination, Phippen shall neither, directly or indirectly, use any Proprietary Information nor disclose any Confidential Information, except as expressly and specifically authorized in writing by Western.

(c) Competitive Activity. Phippen acknowledges and agrees that the pursuit of the activities forbidden by this subsection would necessarily involve the use or disclosure of Confidential Information in breach of the preceding subsections, but that proof of such a breach would be extremely difficult.
To forestall this disclosure, use, and breach, and in consideration of the employment under this Agreement, Phippen agrees that for a period of one (1) year after termination of the Period of Employment, he shall not, directly or indirectly, (i) divert or attempt to divert from Western (or any Affiliate) any temporary staffing or employment services business or any business of any kind in which it is engaged; (ii) employ or recommend for employment, whether as regular staff or as a temporary employee, any person employed by Western (or any Affiliate); or (iii) engage in any business activity that is or may be competitive with Western (or any Affiliate) in any district, territory, state or country where Western conducts its business, unless Phippen can prove that any action taken in contravention of this subsection was done without the use in any way of Confidential Information.

(d) Interference with Business. In order to avoid disruption of Western's business, Phippen agrees that for a period of one (1) year after termination of the Period of Employment, he shall not, directly or indirectly, (i) solicit or attempt to divert any customer of Western (or any Affiliate), known to Phippen at any time during his employment by Western in any capacity, to have been a customer of or serviced by Western before or during the Period of Employment; or (ii) recruit or solicit for employment, whether as regular staff or as a temporary employee, any person employed by Western (or any Affiliate).

6.  Arbitration.

(a) Arbitrable Claims. All disputes between Phippen (and his attorneys, successors, and assigns) and Western (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) relating in any manner whatsoever to the employment or termination of Phippen, including, without limitation, all disputes arising under this Agreement, ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Western and Phippen) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims


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arising under Title VII of the Civil Rights Act of 1964, the Age
Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability.

(b) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended ("AAA Employment Rules"), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. All arbitration hearings under this Agreement shall be conducted in San Francisco, California. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 6. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

(c) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted. The fees of the arbitrator shall be split between both parties equally. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

(d) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

(e) Continuing Obligations. The rights and obligations of Phippen and Western set forth in this Section on Arbitration shall survive the termination of Phippen's employment and the expiration of this Agreement.


7. Integration. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Phippen's employment by Western. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in


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any manner to the employment of Phippen, except insofar as the Stock Option
Agreement between the parties provides for certain stock option benefits. This Agreement may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Western, now or in the future, apply to Phippen and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.


8. Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.


9. Assignment; Successors and Assigns. Phippen agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Western with, or its merger into, any other entity, or the sale by Western of all or substantially all of its assets, or the otherwise lawful assignment by Western of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.


10. Severability. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.


11. Attorneys' Fees. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.


12. Injunctive Relief. If Phippen breaches or threatens to breach any of the covenants in Section 5 on Proprietary Information, the parties acknowledge and agree that the damage or imminent damage to Western's business or its goodwill would be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, Western shall be entitled to injunctive relief against Phippen in the event of any breach or threatened breach of the above provisions by Phippen, in addition to any other relief (including damages) available to Western under this Agreement or under law.


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13.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of California.


14. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.


15. Employee Acknowledgment. Phippen acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.


The parties have duly executed this Agreement as of the date first written above.


   /s/ Michael K. Phippen
-----------------------------------
   Michael K. Phippen




   Western Staff Services (USA), Inc.

          /s/ W. Robert Stover
-----------------------------------

   By:    W. Robert Stover
   Its:   Chairman of the Board
          and Chief Executive Officer




   Western Staff Services, Inc.

          /s/ W. Robert Stover
-----------------------------------

   By:    W. Robert Stover
   Its:   Chairman of the Board
          and Chief Executive Officer


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